Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective the 1st day of October 2012 (the “Effective Date”) by and between Omni Bio Pharmaceutical, Inc. (“Omni Bio” or the “Company”) and James Crapo (“Consultant”) (collectively, the “Parties”).

WHEREAS Omni Bio desires to receive the services of Consultant upon the terms and conditions set forth in this Agreement;

AND WHEREAS Consultant desires to provide to Omni Bio the services of Consultant upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, Omni Bio hereby agrees to engage the services of Consultant upon the terms and conditions set forth in the following paragraphs:

1)
DESCRIPTION OF SERVICES (“Services”) – Omni Bio engages Consultant to manage its Fc-AAT development and marketing programs, which include oversight of the product development of the Company’s Fc-AAT molecules, including management of Charles Dinarello, Soohyun Kim and other scientists and collaborators for their work in the product development of Fc-AAT; oversight of all patent prosecution related to Fc-AAT; oversight for the Company’s scientific and commercial work with iBio; oversight of the Company’s relationship with CellTrion (both product and commercial development)

2)
TERM:  This Agreement shall take effect on the Effective Date and shall remain in effect for six (6) months (October 1, 2012 to March 31, 2013, but may be terminated as permitted herein. This Agreement may be renewed upon mutual agreement by the Parties.

3)	COMPENSATION:
a.	Cash payment of $7,500 per month – Six (6) monthly payments
b.
Common stock purchase warrants 500,000, exercisable at closing price of Company common stock on date of grant; vesting – one half upon execution of this agreement and one half on last day of this agreement

c.
Company purchase of D&O 6 year tail policy on behalf of Consultant.  One-half of the cost of policy to be deducted from cash compensation in 3) a. above.  Cost of policy is equal to $35,000; $3.0 million coverage.

4)
AUTHORIZED EXPENSES - Omni Bio shall reimburse Consultant for reasonable pass-through and out-of-pocket expenses actually incurred by Consultant in connection with the Services for which Omni Bio has pre-approved and expressly agreed to be responsible (“Authorized Expenses”).  Consultant shall keep full and accurate records and documentation reasonably satisfactory to Omni Bio (such as receipts and vendor invoices) supporting any Authorized Expenses.

With respect to travel:

a.	All US domestic air travel will be booked and traveled as Coach Class by Consultant using an air carrier, route, and aircraft approved by Consultant;
b.	All international air travel will be booked and traveled as Business Class (or First Class on two class service aircraft) by Consultant using an air carrier, route, and aircraft approved by Consultant

5)
CONFIDENTIALITY/PROPRIETARY INFORMATION:  Consultant will abide by the terms and provisions of a Confidentiality/Proprietary Information Agreement (copy attached hereto as an Exhibit A) and further agrees that, unless expressly waived by Omni Bio in writing, Consultant will require any and all persons who have access to confidential information of Omni Bio to execute copies of agreements substantially similar to Exhibit A and that notwithstanding any other terms herein; Exhibit A remains in full force and effect; and Consultant expressly agrees that: a) at no time during the term or during a two (2) year period following the end of the Term (including any extensions thereto) shall Consultant compete with Omni Bio; b) all proprietary information and other information concerning Omni Bio acquired pursuant to the service of Consultant to Omni Bio shall at all times be and remain the sole property of Omni Bio regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), Consultant shall return all such proprietary information to Omni Bio on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.).

6)
ASSIGNMENT OF INTELLECTUAL PROPERTY:  Consultant will assign to Company any and all future intellectual property not currently assigned to Company that may be filed as applications with any patent jurisdiction related to research and development work in Fc-AAT by Omni, Dr. Charles Dinarello, Dr. Soohyun Kim and their scientists, collaborators.

7)	TERMINATION.

a)	Either party may terminate this Agreement for convenience and without cause by providing written notice to the other party at least thirty (30) days in advance of the intended termination date.

b)
Either party may terminate this Agreement immediately upon any breach of this Agreement, as the case may be, by the other party and the failure of the breaching party to cure such breach within thirty (30) days of receipt of written notice of such breach from the non-breaching party.

c)
Upon receiving any notice of termination from Omni Bio, Consultant shall use its best efforts to: (i) promptly wind down its work on the Services to be performed; (ii) refrain from entering into any non-cancelable commitments; and (iii) mitigate any further Authorized Expenses.

d)	Omni Bio’s liability for any work terminated prior to completion of all Services to be performed pursuant to the Agreement shall be limited to Authorized Expenses incurred.

e)	Unless terminated earlier pursuant to Section 6) a. through 6) d. above, the Agreement will terminate upon expiration of its stated term.

8)
INDEPENDENT CONTRACTOR. Consultant’s status hereunder shall be that of an independent contractor and not an agent or employee of Omni Bio. Neither party is, nor shall claim to be, a legal agent, representative, partner or employee of the other, and neither shall have the right or authority to contract in the name of the other nor shall it assume or create any obligations, debts, accounts or liabilities for the other.  In no event shall Consultant have any authority to enter into any contract or commitment in the name of or on behalf of Omni Bio, and Consultant shall not hold itself out as having authority to do so without Omni Bio’s prior written authorization.

9)
ASSIGNMENT AND DELEGATION.  Each Party may assign all of its rights and obligations hereunder, by written notice to the other Party, to a successor-in-interest or transferee (whether by merger, consolidation, purchase or otherwise) of either all or substantially all of the assets or shares of such Party or the part of the business of such Party to which this Agreement relates. This Agreement shall be binding upon Omni Bio and Consultant and their respective successors and assigns and any successor or assign of any substantial portion of the Omni Bio’s or Consultant’s respective businesses and/or assets.

10)
CONTROLLING LAW.  The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflict of laws principles.

11)
ARBITRATION.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Arapahoe County, State of Colorado.  All fees and expenses of the arbitration shall be borne by the parties equally.  However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than five (5) years subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

12)
AMENDMENT; NO WAIVER.   Any amendments or modifications to this Agreement shall be done in writing and signed by authorized representatives of both parties.  Either party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

13)
SEVERABILITY. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

14)
AGENCY.  It is understood and agreed that Consultant will act under this Agreement as an independent contractor with duties solely to the Omni Bio and nothing in this Agreement or the nature of Consultant’s services in connection with this Agreement or otherwise shall be deemed to create a fiduciary duty or fiduciary or agency relationship between Consultant and Omni Bio or its stockholders, employees or creditors, and Omni Bio agrees that it shall not make, and hereby waives, any claim based on an assertion of such fiduciary duty or relationship.

15)
THIRD PARTY BENEFICIARIES.  It is agreed that Consultant has been retained to provide services to Omni Bio, and not to any other person, and the Agreement is not intended to confer rights upon any person (including shareholders, employees or creditors of Omni Bio) not a party hereto.

16)
CONSTRUCTION. Each party hereto has had an opportunity to review and revise this Agreement, so the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

17)
ENTIRE AGREEMENT.   This Agreement (including any Exhibits, Schedules or Addenda attached hereto) and any Appendices incorporated herein contain the entire agreement of the Parties with respect to the subject matter hereof and supersede any prior written or oral agreements or understandings.  No representations were made or relied upon by either party other than those that are expressly set forth in this Agreement.  In the event of any conflict between the provisions of this Agreement and the provisions of any Appendix, the terms of this Agreement shall prevail.  No term, condition, proposal or other document provided or generated by Consultant shall have any force and effect with respect to the subject matter hereof unless Omni Bio has expressly and specifically agreed to that term, condition, proposal or document in writing.

18)	HEADINGS. The captions to the Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

19)	COUNTERPARTS. This Agreement may be executed in one (1) or more duplicate originals, all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first above written date.

Omni Bio Pharmaceutical, Inc.		James D. Crapo
By:		By:
Name:	Steven Bathgate	Name:	James Crapo
Title:	Interim Chief Executive Officer	Title:
Date:		Date: